Exhibit 10.3

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 22nd day of July 2021 but shall be effective upon the Effective Time (as defined in the Merger Agreement (as defined below)), by and between South State Bank, National Association (the “Bank”), and Douglas L. Williams (the “Executive”).

WHEREAS, the Executive is presently serving as the President and Chief Executive Officer of Atlantic Capital Bancshares, Inc. and Atlantic Capital Bank, N.A. (the “Target”);

WHEREAS, South State Corporation (“Company”) has entered into an Agreement and Plan of Merger, dated July 22, 2021 (“Merger Agreement”) with Target, pursuant to which Target will merge with and into the Company, subject to the terms and conditions of the Merger Agreement (the “Merger”);

WHEREAS, the Executive and the Bank desire for the Executive to serve as the President of the Atlanta Banking Group and Head of Corporate Banking for the Bank following the Effective Time upon the closing of the Merger, pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the execution and delivery of this Agreement is a condition to the willingness of Company to enter into the Merger Agreement;

WHEREAS, except as expressly set forth in Section 2.3(d), this Agreement is intended to supersede in its entirety that certain Executive Severance and Change in Control Plan of Target (the “Target CIC Plan”) and the Executive’s Participation Agreement thereunder (the “Participation Agreement”, and, together with the Target CIC Plan, the “Prior Agreement”), which Prior Agreement shall terminate and be of no further force and effect as of the Effective Time of the Merger (other than with respect to the provisions set forth in Section 2.3(d)); and

WHEREAS, in the event the Effective Time does not occur, this Agreement shall be null and void ab initio and of no further force or effect, and the Prior Agreement shall remain in effect in accordance with its terms.

NOW THEREFORE, in consideration of the promises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 EMPLOYMENT

1.1Employment. Effective as of the Effective Time, the Bank shall employ the Executive to serve as the President of the Atlanta Banking Group and Head of Corporate Banking or in such other position or office and authority, as may be designated by the Bank and agreed by the Executive from time to time, subject to the terms and conditions of this Agreement and during the Term (as defined in Section 1.2). The Executive shall serve under the direction of the Chief Banking Officer of the Bank and shall serve on the Executive Management Committee of the

Bank. The Executive shall have such duties and responsibilities as are consistent with the Executive’s position for a bank of similar size and complexity as the Bank. The Executive shall exclusively devote full working time, energy, and attention to the business of the Bank and to the promotion of each entity’s interests throughout the Term. The Executive shall serve the Company and the Bank faithfully, diligently, competently, and to the best of the Executive’s ability. During the Term, without the prior written consent of the Company or the Bank, the Executive shall not render services to or for any person, firm, bank, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Section 1.1 shall prevent the Executive from managing his or her personal investments and affairs, or engaging in community and charitable activities, provided that doing so does not materially interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.2Term. The initial term of employment shall be a period of three (3) years, commencing upon the Effective Time and expiring on the close of business at the end of three (3) years from the Effective Time, subject to earlier termination or extension as provided herein (the “Term”). On the first anniversary of the Effective Time and on each anniversary thereafter, the Term shall be extended automatically for one additional year unless the Bank’s Board of Directors or its designee (the “Board”) or the Executive determines that the Term shall not be extended. If the Board or the Executive determine not to extend the Term, such party shall notify the other party in writing at least 90 days prior to the applicable anniversary of the Effective Time. If the Board or the Executive decides not to extend the Term, this Agreement shall nevertheless remain in force until the Term expires. The Board’s decision not to extend the Term shall not by itself give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim any entitlement to severance benefits under Article 4 or Article 5 of this Agreement.

ARTICLE 2 COMPENSATION

2.1Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, during the Term, the Bank shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $500,000.00 (as may be increased from time to time, the “Base Salary”), payable in installments in accordance with the Bank’s regular payroll policies and procedures. The Executive’s salary shall be reviewed annually by the Board or by the Board committee having jurisdiction over executive compensation (the “Compensation Committee”). In the discretion of the Board or the Board committee having jurisdiction over executive compensation, the Executive’s Base Salary may be increased at any time and from time to time. However, the Executive’s Base Salary shall not be reduced at any time during the Term.

2.2	Incentive Compensation.

(a)Incentive Compensation. For each calendar year during the Term, the Executive shall be eligible to participate in the Bank’s incentive compensation plans, which includes a cash bonus plan and an equity-based grant plan, each of which are subject to the terms and conditions and objectives of the respective plan. The Executive’s annual target incentive compensation opportunity under the cash incentive plan shall be equal to 70% of the Executive’s Base Salary (as may be  revised from time to time, the “Target Bonus”) and shall be based upon the achievement of such objectives and goals as shall be established by the Compensation Committee for the Executive from time to time, and subject to the terms and conditions and other objectives and goals of the incentive plan generally, as applied to all participants in the plan in a similarly situated position, as well as the other terms and conditions of this Agreement. The Executive’s annual target incentive compensation opportunity under the equity-based grant plan shall be equal to 70% of Base Salary (based on grant date fair value as determined by the Company in the ordinary course).

(b)Pay to Integrate Bonus. In connection with the closing of the Merger, the Executive shall be eligible to receive a “pay to integrate” cash bonus in the amount of $600,000.00 (the “Pay to Integrate Bonus”), which shall be payable on the date that is 30 days following the successful completion of the systems’ conversion, as determined by the Board, subject to the Executive’s continued employment with the Bank and its affiliates through such date. For the avoidance of doubt, the Pay to Integrate Bonus shall not be payable in the event that the Executive resigns without Good Reason or the Bank terminates the Executive’s employment with Cause (each, as defined below) at any time following the Effective Time; however, if the Executive’s employment is terminated by Bank without Cause or due to Executive’s death or Disability (as defined below) or Executive resigns with Good Reason following the Effective Time, the Pay to Integrate Bonus shall be deemed to be earned and payable to the Executive within 60 days following the date of the Executive’s termination of employment, subject to Section 4.4 of this Agreement.

(c)Pay to Lead Bonus. In connection with the closing of the Merger, the Executive shall be eligible to receive a “pay to lead” equity-based award in the form of restricted stock units having a grant date value equal to $600,000.00 (the “Pay to Lead Award”), which shall be granted on the closing date of the Merger (“Grant Date”) and will vest over three (3) years, with one-third vesting on the first anniversary of the Grant Date, one-third vesting on the second anniversary of the Grant Date, and the remaining one-third vesting on the third anniversary of the Grant Date (each, a “RSU Vesting Date”), subject to the Executive’s continued employment through such date; provided, that if the Executive’s employment is terminated by Bank without Cause or due to Executive’s death or Disability or Executive resigns with Good Reason, in each case prior to a RSU Vesting Date, the Pay to Lead Award shall immediately vest in full and shall be settled in accordance with the schedule provided under the applicable award agreement, subject to Section

4.4 of this Agreement. The Pay to Lead Award shall be granted pursuant to the Company’s equity incentive plan and shall be subject to the terms and conditions (including with respect to vesting and settlement) of the award agreement evidencing such grant, which terms shall not be inconsistent with the terms of this Agreement.

2.3	Benefit Plans and Perquisites.

(a)Benefit Plans. The Executive shall be entitled throughout the Term to participate in any and all employee compensation and benefit plans in effect from time to time that are no less favorable than those applicable to similarly situated executives, including without limitation, plans providing medical, dental, disability, and group life benefits, including the Bank’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits.

(b)Reimbursement of Business Expenses. Subject to the Bank’s policies and guidelines issued from time to time and upon submission of documentation to support expense reimbursement in conformity with applicable requirements of federal income tax laws and regulations, the Executive shall be entitled to reimbursement for all reasonable business, entertainment, and travel expenses incurred by the Executive in performing his or her responsibilities under this Agreement during the term, including but not limited to lodging, meals and cell phone allowance.

(c)Paid Time Off. The Executive shall be entitled to paid time off in accordance with the policies established by the Bank with respect thereto as applicable to similarly situated executives.

(d)Life Insurance Benefit. The Executive shall be entitled to the Executive Death Benefit as defined and set forth in Section 6 of the Target CIC Plan and Section 5 of the Participation Agreement. For clarity, the Executive Death Benefit shall be $2,000,000, which benefit, including any rights the Executive may have under the Executive’s life insurance policy (the “Policy”), shall at all times be subject to the terms of Section 6 of the Target CIC Plan, this Agreement the terms of the Policy and any other documents required to be executed by the insurance company issuing the Policy.

ARTICLE 3 EMPLOYMENT TERMINATION

3.1	Termination Because of Death or Disability.

(a)Death. The Executive’s employment shall terminate automatically at the Executive’s death. The Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses incurred through the date of death, and any bonus or incentive compensation earned (as defined in the plan or arrangement under which such bonus or incentive compensation is awarded) through the date of death, including any unvested amounts awarded for previous years. The Bank shall pay to the Executive’s estate an amount equal to 12 months of the premium for continuing health care coverage under COBRA that is substantially identical to that provided for the Executive as of the date of death.

(b)Disability. The Bank may terminate the Executive’s employment if the Executive becomes Disabled, by delivery of written notice to the Executive 30 days prior to the date of termination. For purposes of this Agreement, the Executive shall be considered “Disabled” if an independent physician selected by the Bank and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days, and the insurance company that is providing the Executive’s disability insurance coverage concurs that the Executive is considered “Disabled” pursuant to the terms and conditions of the insurance policy in place as contemplated in Section 2.3(a). The Executive shall not be considered Disabled, however, if the Executive returns to work on a full- time basis within 30 days after the Bank gives notice of termination due to disability. If the Executive’s employment terminates because of disability, the Executive shall receive the Base

Salary earned through the date on which termination became effective, any bonus or incentive compensation earned (as defined in the plan or arrangement under which such bonus or incentive compensation is awarded) but unpaid to the Executive, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits to which the Executive may be entitled under the Bank’s benefit plans, policies, and agreements (including any individual agreements to which the Bank and the Executive may be a party), or other provisions of this Agreement.

3.2Involuntary Termination with Cause. The Bank may terminate the Executive’s employment with “Cause” (as defined below). If the Executive’s employment terminates with Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. The Executive shall not be deemed to have been terminated with Cause under this Agreement unless and until (1) there is delivered to the Executive a notice from the Bank containing findings constituting “Cause,” and (2) the Executive has not cured (if curable) the breaches or failures set forth in such notice within the time period set forth in such notice. For purposes of this Agreement, “Cause” means any of the following:

(a)incompetence or dishonesty in the Executive’s job performance, gross negligence, deliberate neglect of duties, willful malfeasance or misconduct in performance or failure to substantially perform the duties assigned to the Executive by the Bank;

(b)the Executive’s conviction of, or plea of nolo contendere to, a felony or any other offense involving moral turpitude, dishonesty, breach of trust, organized crime or racketeering;

(c)the Executive’s commission of an act of fraud, disloyalty, dishonesty, or material violation of any law or significant Bank policy committed in connection with the Executive’s employment (including sexual harassment);

(d)the Executive’s unreasonable and/or abusive use of addictive substances, which in the Bank’s reasonable judgment, interferes with the Executive’s ability to perform his or her duties; or

(e)the Executive’s material breach of this Agreement or of any material restrictive covenants binding on the Executive.

3.3Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive 90 days in advance, the Bank may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 90-day period. With advance written notice to the Bank as provided below, the Executive may terminate employment with Good Reason (as defined below). If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, in each case without the Executive’s consent:

(a)	A reduction in the Executive’s Base Salary;

(b)	A material diminution in the Executive’s authority, duties, or responsibilities;

(c)A change in the principal office location at which the Executive must perform services for the Bank, which for purposes of this provision shall be a location outside a 50-mile radius from the Executive’s existing office location as of the Effective Time; or

(d)Any other action or inaction that constitutes a material breach by the Bank of this Agreement.

The Executive must give notice to the Bank of the existence of one or more of the conditions described in clauses (a) through (d) above within 30 days after the initial existence of the condition, the Bank shall have 30 days thereafter to remedy the condition and the Executive resigns from his or her employment effective no later than 180 days after the initial existence of such grounds.

3.4Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment voluntarily but without Good Reason, the Executive shall receive the Base Salary and any expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.5Termination Generally. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations recordings or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Bank, its affiliates, and their respective directors and officers, whether of a public nature or not and whether prepared by the Executive or not, are, and at employment termination, shall remain the exclusive property of the Bank, and without the Bank’s advance written consent, shall not be removed from Bank premises except as required in the course of providing services under this Agreement, and at termination shall be promptly returned by the Executive to the Bank.

ARTICLE 4 SEVERANCE COMPENSATION

4.1Deferred Compensation Payment. (a) Executive and the Bank acknowledge that the occurrence of the Merger will constitute a “Change in Control” as defined under and for purposes of the Target CIC Plan, and the Executive would have been entitled to certain severance payments if the Executive’s employment were terminated by Target or the Bank without “Cause” or for “Good Reason” within 18 months following, or three months prior to the Closing.

(b) In consideration for his continued employment hereunder and the additional payments and benefits described in this Section 4.1(b) and otherwise under this Agreement, the Executive hereby waives his right to terminate his employment with Good Reason solely in connection with the closing of the Merger and his right to any severance or other payments or benefits (other than the life insurance benefits described in Section 2.3(d)). In consideration for such waiver, and subject to the second to last sentence of this Section 4.1(b), the Bank shall allocate the Executive an amount equal to $2,556,000.00 under the South State Deferred Income Plan, as amended and restated as of August 24, 2020 (the “Deferred Compensation Payment”), which amount shall not be subject to any vesting, forfeiture or additional conditions (other than with respect to a termination for Cause as described in this Section 4.1(b)). The Deferred Compensation Payment shall be payable upon the same payment schedule as applied to the Severance Payment (as defined in the Target CIC Plan) under the Target CIC Plan. Notwithstanding the foregoing, to the extent that the Executive’s employment with the Bank is terminated by the Bank for Cause within 12 months after the Effective Date, then the Deferred Compensation Payment shall be forfeited in its entirety. For the avoidance of doubt, payment of the Deferred Compensation Payment will be in addition to, and not in lieu of, any severance payable under Section 4.2 or 5.1, as applicable.

4.2Cash Severance after Termination Without Cause or Termination with Good Reason. Subject to Section 4.4, if the Executive’s employment is terminated by the Bank without Cause or by the Executive voluntarily but with Good Reason, the Bank shall pay to the Executive, severance in an amount equal to the sum of (a) the Executive’s Base Salary and (b) the greater of

(x) the Executive’s Target Bonus and (y) the Executive’s annual cash bonus incentive compensation earned by the Executive as of the last calendar year end of employment (as calculated annually based on goals and target defined in the plan or arrangement under which such bonus or incentive compensation is awarded) that remains paid, without the discount for the time value (the “Severance Payment”). The portion of the Severance Payment that is attributable to the Executive’s (i) Base Salary shall be paid in accordance with the Bank’s customary payroll practices for the 12-month period following the date of termination and (ii) annual cash bonus incentive shall be paid within thirty (30) days after the Executive’s employment terminates with the Bank (or if the Executive and the Bank have not entered into a release as described in Section

4.4 below in the initial thirty (30) day period, up to sixty (60) days after the Executive’s employment terminates). The Severance Payment shall not be reduced to account for the time value of money or discounted to present value. The Bank and the Executive acknowledge and agree that the compensation and benefits under this Section 4.2 shall not be payable if, on the date of termination, compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement. In addition, if Executive’s employment is terminated by the Bank without Cause or by the Executive voluntarily but with Good Reason, any Atlantic Capital Equity Awards (as defined in Section 1.7(e) of the Merger Agreement) that converted into Company equity awards pursuant to Section 1.7 of the Merger Agreement will become fully vested, earned and payable.

4.3Post-Termination Insurance Coverage. (a) Subject to Sections 4.3(b) and 4.4, if the Executive’s employment is terminated by the Bank without Cause or by the Executive voluntarily but with Good Reason, the Bank shall continue or cause to be continued at the Bank’s expense and on behalf of the Executive and the Executive’s dependents and beneficiaries medical and dental insurance coverage under COBRA substantially similar to that provided for the Executive as of the date of termination for a period of up to 12 months from such termination date. The medical and dental insurance benefits provided by this Section 4.3(a) shall be reduced if the Executive obtains medical or dental insurance benefits through another employer, or eliminated entirely if the other employer’s insurance benefits are equivalent or superior to the benefits provided under this Section 4.3(a). If the insurance benefits are reduced, they shall be reduced by an amount such that the Executive’s aggregate insurance benefits for the period specified in this Section 4.3(a) are equivalent to the benefits to which the Executive would have been entitled had the Executive not obtained medical or dental insurance benefits through another employer.

This Section 4.3(a) shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Bank’s employee benefit plans, agreements, programs, or practices after the Executive’s employment terminates, including, without any limitation, any retiree medical benefits.

(b) If (i) under the terms of the applicable policy or policies for the insurance benefits specified in Section 4.3(a), it is not possible to continue the Executive’s coverage, or (ii) when employment termination occurs, (A) the Executive is a specified employee within the meaning of Section 409A of the IRC, (B) if any of the continued insurance benefits specified in Section 4.3(a) would be considered deferred compensation under Section 409A, and (C) if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under Section 4.3(a), the Bank shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of the number of months remaining in the Term or the number of months until the Executive attains age 65. The lump- sum payment shall be made within 60 days after employment termination (subject to Section 8.11 below).

4.4Release. The Executive shall be entitled to no compensation or other benefits under this Article 4, Sections 2.2(b) or (c) (in the event of payment of the amounts described therein as a result of the Executive's termination of employment by the Company without Cause, resignation for Good Reason, death or Disability), or Article 5 unless (a) within fifty-five (55) days after the Executive’s employment termination the Executive shall have entered into a release in substantially the form provided to the Executive prior to the execution of this Agreement, and (b) within that 55-day period the release shall have become irrevocable, final, and binding on the Executive under all applicable law, with expiration of all applicable revocation periods. If the final day of the 55-day period for execution and finality of a liability release occurs in the taxable year after the year in which the Executive’s employment termination occurs, the benefits to the Executive under this Article 4 shall be payable in the taxable year in which the 55-day period ends and shall not be paid in the taxable year in which employment termination occurs. Nothing in this Section 4.4 is intended to abrogate the Executive’s review and revocation rights under the Older Workers’ Benefit Protection Act, and the 55-day period shall be extended if necessary to permit the Executive to exercise such rights. The non-compete and other covenants contained in Article 7 of this Agreement are not contingent on the Executive entering into a release under this Section 4.4 and shall be effective regardless of whether the Executive enters into the release.

ARTICLE 5 CHANGE IN CONTROL

5.1Change in Control Benefits. If (a) a Change in Control occurs after the Effective Time and during the Term, and (b) within 12 months following such Change in Control, either the Bank terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with Good Reason, then the Bank shall make or cause to be made a payment to the Executive in an amount in cash equal to two (2) times the sum of (i) the Executive’s Base Salary, and (ii) the Executive’s Target Bonus (the “Change in Control Payment”). The Change in Control Payment payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. If the Executive receives a Change in Control Payment under this Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.2 of this Agreement after employment termination. The Executive shall be entitled to benefits under this Section 5.1 on no more than one occasion during the term of this Agreement.

5.2Change in Control Defined.For purposes of this Agreement “Change in Control” means:

(a)a merger or consolidation of the Merging Corp with an unaffiliated entity, but not including a merger or consolidation in which any individual or group of shareholders of the Merging Corp who are the beneficial owners of more than 50% of the outstanding shares of the Merging Corp’s common stock immediately prior to such merger or consolidation are the beneficial owners of more than 50% of the outstanding shares of the common stock of the surviving corporation immediately after such merger or consolidation,

(b)the acquisition by any individual or group (other than by the Merging Corp, any of its Affiliates or any Company employee plan) during any 12-month period of beneficial ownership of more than 50% of the outstanding shares of the Merging Corp’s common stock,

(c)the sale or disposition by the Merging Corp of all or substantially all of the Merging Corp’s assets in which any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Merging Corp that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Merging Corp immediately prior to such acquisition or acquisitions,

(d)during any period of 12 consecutive months (not including any period prior to the closing date of the Merger), individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Company Board”), and any new directors (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Company to effect a transaction described in paragraph (a), (b) or (d) of this Section 5.2) whose election by the Company Board or nomination for election by the Company’s shareholders was approved by a vote of all of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least 1/3 of the directors, or

(e)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

ARTICLE 6 CONFIDENTIALITY AND CREATIVE WORK

6.1Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, company, or bank any confidential information of any nature concerning the Bank, any of its affiliates, or any of their respective businesses, or anything connected therewith. As used in this Article 6, the term “Confidential Information” means any and all of the Bank’s and its affiliates’

confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the Term, including but not limited to –

(a)the whole or any portion or phase of any business plans, processes, practices, methods, policies and procedures, agreements, pending negotiations, manuals, financial information, purchasing data, supplier data and vendor information, accounting records and data and other business and financial information;

(b)the whole or any portion or phase of any research and development information, ideas, computer programs, software, applications, operating systems, software and web design and procedures, databases algorithms, system architecture, security processes and processes and other technical information;

(c)the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, payroll data, staffing and organizational charts, shareholder lists, financial products and services, financial products and services pricing, financial information and projections, or other sales information; and

(d)	trade secrets, as defined from time to time by the laws of the State of Florida.

The Executive understands that the above list is not exhaustive, and that Confidential Information includes any information that is marked or otherwise identified as confidential or proprietary or that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive further understands that Confidential Information developed by the Executive in the course of the Executive’s employment by the Bank and its affiliates shall be owned by the Bank and subject to the confidentiality restrictions of this Agreement. Notwithstanding the foregoing, Confidential Information shall exclude information that, as of the date hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public domain (i) by or through action of the Bank, or (ii) otherwise than by or at the direction of the Executive. Further, nothing in this Agreement shall prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2	Employee Protections.

(a)Nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Bank. The Bank may not retaliate against the Executive for any of these activities, and nothing in this Agreement requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization.

(b)Further, nothing in this Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, the Executive may not receive a monetary award or any other form of personal relief from the Bank in connection with any such charge or complaint that the Executive filed or is filed on the Executive’s behalf.

(c)Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (A) files any document containing the trade secret under seal and

(C) does not disclose the trade secret, except pursuant to court order.

6.3Return of Materials. The Executive agrees to deliver or return to the Bank upon termination, or upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Bank or any of its affiliates or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.4Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the Term, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Bank. The Executive hereby assigns to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws. This Section 6.4 shall not be construed to require assignment to the Bank of the Executive’s right, title, and interest in creative work and work product, including but not limited to inventions, patents, trademarks, and copyrights, developed by the Executive entirely on the Executive’s own time and without using the Bank’s or any of its affiliates’ equipment, supplies, facilities, or trade secrets, unless the creative work or work product (a) relates to the Bank’s business or actual or demonstrably anticipated research or development or

(b) results from any work performed by the Executive for the Bank or any of its affiliates. However, to enable the Bank to determine the rights of the Bank and the Executive in any creative work and work product developed by the Executive that the Executive considers non-assignable under this Section 6.4, including but not limited to inventions, patents, trademarks, and copyrights, the Executive shall during the Term timely report to the Bank all such creative work and work product.

6.5Injunctive Relief. The Executive hereby acknowledges that the enforcement of this Article 6 is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Bank, and that the restrictions set forth in this Article 6 are reasonable in terms of time, scope, territory, and in all other respects. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Bank if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. If there is a breach or threatened breach by the Executive of the provisions of this Article 6, the Bank shall be entitled to an injunction without bond to restrain the breach or threatened breach, and the prevailing party in any the proceeding shall be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees. The existence of any claim or cause of action by the Executive against the Bank shall not constitute and shall not be asserted as a defense by the Executive to enforcement of Article 6.

6.6Affiliates’ Confidential Information is Covered. For purposes of this Agreement the term “affiliate” includes the Bank, the Company, and any entity that directly or indirectly through one or more intermediaries’ controls, is controlled by, or is under common control with the Bank or the Company.

6.7Survival of Obligations. The Executive’s obligations under Article 6 and Article 7 shall survive employment termination regardless of the manner in which termination occurs and shall be binding upon the Executive’s heirs, executors, and administrators indefinitely.

ARTICLE 7

RESTRICTIONS APPLICABLE DURING AND AFTER EMPLOYMENT TERMINATION

7.1Restrictions on the Executive’s Employment and Post-Employment Activities. The restrictions in this Article 7 have been negotiated, presented to and accepted by the Executive contemporaneous with the offer and acceptance by the Executive of this Agreement. The Bank’s decision to enter into this Agreement is conditioned upon the Executive’s agreement to be bound by the restrictions contained in this Article 7. For purposes of this Article 7, references to “Bank” include not only the Bank but also the Company and any subsidiary or affiliate.

(a)Promise of no solicitation. The Executive promises and agrees that, based on his experience with and relationship to the Bank and its affiliates, and their Customers, during the Restricted Period (each, as defined below), the Executive shall:

1.not directly or indirectly solicit or attempt to solicit any Customer (as defined below), using any form of written, oral or electronic communication, or social media, to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by the Bank or any of its affiliates during the two years immediately before the Executive’s employment termination with the Bank and its affiliates;

2.not directly or indirectly influence or attempt to influence any Customer, shareholder, joint venturer, or other business partner of the Bank to alter that person or entity’s business relationship with the Bank in any respect; and

3.not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Bank.

(b)Promise of no competition. The Executive promises and agrees that, during the Restricted Period and in the Restricted Territory, the Executive shall not contribute in any manner to any other entity (as an employee, officer, director, stockholder, consultant, contractor, agent, partner or other similar capacity), engage in any activity that would require disclosure of confidential information (as defined herein) or engage, undertake or participate in the business of providing, selling, marketing or distributing Financial Products or Services of a similar nature, kind or variety (i) as offered by the Bank or any of its affiliates to Customers during the two years immediately before the Executive’s employment termination with the Bank and its affiliates, and

(ii) as offered by the Bank or any of its affiliates to any of their Customers during the Restricted Period. Subject to the above provisions and conditions of this subparagraph (b), the Executive also promises that, during the Restricted Period, the Executive shall not become employed by or serve as a director, partner, organizer, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing or proposing to provide Financial Products or Services that is located in or conducts business in the Restricted Territory.

(c)Promise of no raiding/hiring. The Executive promises and agrees that during the Restricted Period, the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way or in any manner, including by written, oral or electronic communications or social media, any employee, joint venturer, or business partner of the Bank or any of its affiliates to terminate an employment or contractual or joint venture relationship with the Bank. The Executive agrees that the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of another, hire any person employed by Bank or any of its affiliates during the two-year period before the Executive’s employment termination with the Bank and its affiliates or any person employed by the Bank or any of its affiliates during the Restricted Period.

(d)Promise of no disparagement. The Executive promises and agrees that the Executive shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Bank or any of its affiliates. The Bank likewise promises and agrees that the Bank shall instruct its directors and officers to not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive. Nothing herein is intended to restrict the Executive or the Bank from testifying truthfully in response to any lawfully served subpoena or other legal process.

(e)Acknowledgment. The Executive and the Bank acknowledge and agree that the provisions of this Article 7 have been negotiated and carefully determined to be reasonable and necessary for the protection of legitimate business interests of the Bank. Both parties agree that a violation of Article 7 is likely to cause immediate and irreparable harm that will give rise to the need for court ordered injunctive relief.  In the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Bank shall be entitled to obtain an injunction without bond restraining the Executive from violating the terms of this Agreement and to institute an action against the Executive to recover damages from the Employee for such breach. These remedies for default or breach are in addition to any other remedy or form of redress provided under Florida law. The parties acknowledge that the provisions of this Article 7 survive termination of the employment relationship. The parties agree that if any of the provisions of this Article 7 are deemed unenforceable by a court of competent jurisdiction, that such provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the parties is to afford the broadest restriction on post- employment activities as set forth in this Agreement. Without limiting the generality of the foregoing, without limiting the remedies available to the Bank for violation of this Agreement, and without constituting an election of remedies, if the Executive violates in any material respect the terms of Article 7, the Executive shall forfeit on the Executive’s own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under this Agreement or other contract the Executive has with the Bank or any of its affiliates.

(f)	Definitions:

1.“Restricted Period” means (i) the Term and (ii) the 12-month period immediately following a termination and/or separation of employment with the Bank and its affiliates pursuant to Section 3.3 or otherwise the 24-month period immediately after the Executive’s termination and/or separation of employment with the Bank and its affiliates for any other reason.

2.“Restricted Territory” means (i) the State of Georgia, (ii) the State of South Carolina, (iii) the State of Florida, (iv) any county in the State of Alabama where the Bank maintains a Bank office location that offers commercial banking services, (v) any county in the State of North Carolina where the Bank maintains a Bank office location that offers commercial banking services, (vi) any county in the State of Virginia where the Bank maintains a Bank office location that offers commercial banking services, (vii) any state where the Bank maintains a Bank office location that offers commercial banking services at any time during the last twelve (12) months of Executive’s employment with the Bank (or such shorter period, should the Executive work for the Bank for less than twelve (12) months), and (viii) the counties (including those in adjacent states) that are immediately contiguous to the counties in subparts (v), (vi), (vii), and (viii).

3.“Customer” means any individual, joint venturer, entity of any sort, or other business with, for or to whom the Bank or any of its affiliates has provided Financial Products or Services during the Executive’s employment with the Bank; or any individual, joint venturer, entity of any sort, or business whom the Bank has identified as a prospective customer of Financial Products or Services within the last two years of the Executive’s employment with the Bank.

4.“Financial Products or Services” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or any of its affiliates on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Bank.

ARTICLE 8 MISCELLANEOUS

8.1	Successors and Assigns.

(a)This Agreement is binding on successors. This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b)This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees, including but not limited to, any unpaid benefits due to the Executive under Section 3.1 hereof as of the date of the Executive’s death.

(c)This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, the Bank shall have no liability to pay any amount to the assignee or transferee.

8.2Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Florida, without giving effect to any conflict of laws provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of Florida. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Polk County, Florida or in the federal court having jurisdiction in Winter Haven, Florida. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

8.3Entire Agreement. Except as provided herein, this Agreement sets forth the entire agreement of the parties concerning the employment of the Executive with the Bank and its affiliates and supersedes all prior employment, change in control or similar agreements, understandings and arrangements, oral or written, between the Executive and any of the Company, the Bank, Target and each of their respective affiliates with respect to the subject matter hereof, including but not limited to the Prior Agreement. Articles 6 and 7 are in addition to, and not in lieu of, any other representations, warranties, covenants or agreements that Participant may be bound by or subject to by contract with the Company or the Bank or their respective affiliates or by applicable law or regulation, with respect to confidentiality, nonsolicitation or noncompetition.

8.4Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the most current address of the Executive in the personnel records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank at its principal office location.

8.5Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision or affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.8FDIC Part 359 Limitations. Despite any contrary provision within this Agreement, any payments made to the Executive under this Agreement, or otherwise, shall be subject to compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

8.9Consultation with Counsel and Interpretation of this Agreement. The Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement or the Executive has chosen not to have the assistance of counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in any review of this Agreement in which interpretation of the Agreement is an issue.

8.10Limitation of Payments and Benefits – IRC Section 280G. If any of the payments or benefits received or to be received by the Executive (including without limitation any payments or benefits received in connection with the termination of the Executive’s employment due to a change in Control or otherwise) under this Agreement or under any other arrangement or agreement or otherwise, shall constitute “parachute payments” under Section 280G of the IRC (the “280G Payments”), and would but for this section 8.10, be subject to the excise tax under Section 4999 of the IRC, then prior to making such 280G Payments, the parties agree to take all reasonable actions, including hiring appropriate independent consulting and/or accounting firms, and execute such documents as may be necessary and appropriate to minimize the payments or benefits characterized as, or constituting, “parachute payments” within the meaning of 280G of the IRC, provided, however, that to the extent that such actions result in the excise tax still being imposed, then a calculation shall be made comparing (a) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the excise tax, to (b) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid the imposition of the excise tax to any portion of the payment. If the amount calculated under (a) is less than (b) then the payments will be reduced to the extent necessary to avoid the imposition of the excise tax to any portion of the 280G Payments. For purposes of this Section 8.10, the term “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign, employment and excise taxes. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”); (ii) equity-based payments that may not be valued under 24(c); (iii) cash payments that may be valued under 24(c);

(iv) equity-based payments that may be valued under 24(c); and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the IRC and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the determination. Any reduction made pursuant to this Section 8.10 shall be made in a manner determined by the Bank to comply with Section 409A of the IRC. Without limiting the generality of the foregoing, the Bank and the Executive shall cooperate in good faith in valuing services to be provided by the Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant), on or after the change in ownership or control. The Bank shall bear the fees of any independent consulting and/or accounting firms retained pursuant to this Section 8.10.

8.11Compliance with IRC Section 409A. The Bank and the Executive intend that, this Agreement, including the exercise of authority or discretion under this Agreement, shall comply with IRC Section 409A. If the Executive’s employment terminates when the Executive is a specified employee, as defined in IRC Section 409A, and if any payments under this Agreement, including Article 4, will result in additional tax or interest to the Executive because of Section 409A, then despite any provision of this Agreement to the contrary, the Executive shall not be entitled to the payments until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under IRC Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of IRC Section 409A, the provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under IRC Section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to IRC Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under IRC Section 409A.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

South State Bank, National
Executive		Association

By:
Douglas L. William	Title:

[Signature Page to Employment Agreement]

Execution Version

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

South State Bank, National
Executive	Association

By:

Douglas L. William